News Release

Integra Bank and The Bank of Kentucky Announce Agreement for Purchase by Bank of Kentucky of Northern Kentucky Branches, Commercial Loans and Other Assets of Integra

EVANSVILLE, INDIANA and CRESTVIEW HILLS, KENTUCKY – September 2, 2009 – The Bank of Kentucky Financial Corporation (Nasdaq: BKYF), headquartered in Crestview Hills, Kentucky, and Integra Bank Corporation (Nasdaq: IBNK), headquartered in Evansville, Indiana announced today that The Bank of Kentucky Financial Corporation’s wholly-owned bank subsidiary, The Bank of Kentucky, Inc., has agreed to purchase three banking offices of Integra Bank Corporation’s wholly-owned bank subsidiary, Integra Bank N.A., located in Crittenden, Dry Ridge and Warsaw, Kentucky. In addition, The Bank of Kentucky has agreed as part of the branch purchase to acquire certain deposit liabilities and assets of Integra Bank’s banking offices located in Union and Florence, Kentucky. In a separate transaction, The Bank of Kentucky has agreed to purchase a portfolio of commercial loans originated by Integra Bank’s Covington, Kentucky, loan production office.

In the branch purchase transaction, The Bank of Kentucky will assume approximately $85 million (as of September 2, 2009) of deposit liabilities related to the five branches and buy certain branch-related assets, including at least $35 million (as of September 2, 2009) in selected loans. Integra Bank intends to close the Union and Florence banking offices following the completion of this transaction and seek a buyer for the real estate. Integra Bank’s customers at such banking offices will be served by existing, nearby branch offices of The Bank of Kentucky.

In the commercial loan purchase transaction, The Bank of Kentucky has agreed to purchase approximately $50 million in selected commercial loans originated by Integra Bank’s Covington, Kentucky loan production office prior to September 30, 2009. It is anticipated that additional commercial loans related to Integra Bank’s Covington, Kentucky loan production office will be purchased prior to the closing of the branch purchase transaction.

Upon closing of the branch purchase, The Bank of Kentucky will pay a 6.50% deposit premium for the deposit liabilities, while the loans will be acquired at book value, less applicable reserves. All other assets will be sold at their book values. The transactions are subject to customary conditions, including regulatory approval for the branch sale. The parties expect the branch purchase transaction to close during the fourth quarter of 2009 and the separate commercial loan purchase transaction to close by September 30, 2009.

Robert W. Zapp, President and Chief Executive Officer of The Bank of Kentucky, stated, “We welcome the Integra customers to our family and are excited to be able to serve these new customers. This will give us 31 branches in Northern Kentucky and allows us to expand our commitment to personal service and distinct product offering to a greater market area.”

Michael J. Alley, Chairman and Chief Executive Officer of Integra commented, “We’ve been pleased with the strong growth we have experienced in the Northern Kentucky market. However, this divestiture will enhance the capital strength of Integra and allow us to focus on our core community banking values in markets where we have a stronger market presence. The Bank of Kentucky was a good choice for us with their strong and growing banking operation in this area, and their similar focus on providing customers with exceptional service.”

Forward-Looking Statements
This press release contains statements about the proposed sale of Integra Bank branch offices and other assets to The Bank of Kentucky and the impact on both Integra Bank and The Bank of Kentucky. These statements are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions set forth in the various agreements between the parties, including the receipt of regulatory approval for the branch sale.

About The Bank of Kentucky Financial Corporation
Headquartered in Crestview Hills Kentucky, The Bank of Kentucky Financial Corporation is the parent of The Bank of Kentucky, Inc. BKFC has total assets of approximately $1.3 billion and operates twenty-eight branch locations and forty-five ATMs in the Northern Kentucky market. The Bank of Kentucky Financial Corporation’s common stock is listed on the Nasdaq Global Market under the symbol BKYF. For more information about BKFC, please visit us online at www.bankofky.com.

About Integra Bank Corporation
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2009, Integra has $3.3 billion in total assets and operates 75 banking centers and 123 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.

Contacts:
(Integra Bank):
Mike Alley, Chairman and CEO – (812) 461-5795
Martin Zorn, COO and CFO – (812) 461-5794
Gretchen Dunn, Shareholder Relations – (812) 464-9677

(The Bank of Kentucky):
Robert Zapp, President and CEO – (859) 372-5173
Martin J. Gerrety, Executive Vice President and CFO — (859) 372-5169